Exhibit 21.01


                       SUBSIDIARIES OF CONVERA CORPORATION


                                                  Jurisdiction of Incorporation

1.   Convera Technologies, Inc.                          Delaware

2.   Convera Resources, Inc.                             Delaware

3.   Convera Technologies International, Ltd.            United Kingdom

4.   Convera France                                      France